Exhibit 10.2

CONFIDENTIAL

AGREEMENT

This Agreement is made as of the 23rd day of January 2006 (the “Effective Date”), between Eastman Kodak Company, having its principal office at 343 State St., Rochester, N.Y. 14650 (“Kodak”) and Fischer Imaging Corporation, having its principal office at 12300 North Grant St., Denver, Co. 80241 (“Fischer”).  Fischer and Kodak desire to enter into this Agreement, by which Fischer desires to develop worldwide external service capabilities, both for service delivery and parts supply, for their Mammotest and SenoScan product lines  (the “Product” or “Products”).Having an alternative service provider who can satisfy the needs of Fischer’s customers is important to Fischer as it is considering exiting it’s service business. Therefore, Fischer desires to enable Kodak’s service organization to provide these services and Kodak is willing to provide these services as described herein pursuant to the terms and conditions described herein.

TERM.  This Agreement shall be effective on the date hereof and shall continue in effect for a period of 5 years (60 months) unless terminated earlier in accordance with this Agreement.

Terms and Conditions of Agreement

1.              FISCHER RESPONSIBILITIES

A. Training

i.	Fischer will provide Kodak with 12 training classes, 6 for each of the Products. Upon reasonable prior notice to Fischer, Kodak may elect to have one of each of the classes held in Europe.

ii.	The training schedule, including program duration, is set forth in Schedule I.

iii.	Each class shall be limited to 6 Kodak employees.

iv.	Each class will cover either the Mammotest or the SenoScan products.

v.	Each Kodak technician attending the class will be trained on, the theory of operation for the applicable Product, and the detailed repair and maintenance requirements for each Product.

vi.

Fischer will be responsible for all of Fischer’s costs associated with or arising from its provision of the training classes. Moreover, Fischer will provide all of the training facilities, training equipment and trainers to support these classes.

vii.

Fischer recognizes that Kodak will incur various out of pocket expenses related to this training, and as an incentive for Kodak to participate in the training, will reimburse Kodak a flat fee of seventy five thousand dollars ($75,000) on the Effective Date.

viii.

Training and technical service manuals furnished to Kodak will be at least as complete and comprehensive as those furnished to Fischer’s technical service personnel, and at a minimum must include theory of operation (including software), electrical and mechanical schematics, preventive maintenance procedures and schedules, replacement part lists, and troubleshooting documentation.

B. Technical Support

Fischer will provide three units of Mammotest and three units of SenoScan equipment to Kodak, free of charge. These units will become Kodak property upon receipt. Schedule II sets forth the shipping schedule and delivery location.  The units provided to Kodak will conform to the latest build configuration and will be shipped to the locations listed on Schedule II.  Hologic has consented to Fischer’s execution of this Agreement and to the delivery of the six units to Kodak, each of which shall be used only for Kodak’s internal training and support purposes and which may not be sold, transferred or otherwise disposed of in whole or in part to a third party.

C.  Communications

Fischer shall (a) prepare communications to the public and to the Fischer customer base, describing Kodak’s role as an authorized service provider, and (b) provide Kodak with an opportunity to review and approve the communications package prior to its distribution or publication. Upon execution of this Agreement and the Intellectual Property License Agreement (the “License Agreement”), Fischer will distribute the Kodak approved communications to Fischer’s Customer base.

The communications package shall include:

i.

Letters to each Fischer customer, supplier and vendor, explaining Kodak’s role as an authorized service provider. The letters to Fischer’s customers shall inform the customers that (i) Kodak will be contacting them with the opportunity for them to enter into a service agreement directly with Kodak, and if they wish to have Kodak provide service support, they will have to sign a separate agreement with Kodak which will set forth the specific terms and conditions of Kodak’s services; and (ii) if they choose to enter into the service agreement with Kodak, they will be released from their obligations under any existing Fischer Service contract without any penalty to the customer.

ii.	A press release, which shall explain Kodak’s role as an authorized service provider.

D.   Customer Base

Fischer shall provide Kodak with a list of its customer base and each customer’s primary point of contact for contracting and purchasing issues.  Fischer warrants and represents that it has the right to provide Kodak with such customer specific information.   Fischer shall indemnify, defend and hold Kodak harmless from any claim arising from or relating to an alleged breach by Fischer of any confidentiality obligations between Fischer and its customer.

Fischer agrees that Kodak may send a communication to the individuals/entities identified by Fischer and offer them the opportunity to sign a Kodak service contract.

E.    Cost/Miscellaneous Expenses Assistance

Kodak will encounter out of pocket expenses, (relating to, among other things, parts labeling and transfer cost, accounting expense, implementation expenses) in order to implement this agreement.  As an incentive for Kodak to provide the services referenced herein, on the effective date, Fischer shall pay Kodak sixty thousand dollars ($60,000) to cover these out of pocket expenses.

Fischer Representations

F.  In addition to any other representations contained herein,  Fischer represents that it is not aware of any significant issues with the service performance of the Products.  Any significant issues with the service performance of the products which have been disclosed to Kodak are set forth in Schedule V hereto. Fischer shall indemnify and hold Kodak harmless from any claims and / or damages resulting or arising from the breach of this representation.

 2.  INTELLECTUAL PROPERTY

Any and all obligations that Kodak undertakes in this agreement shall be contingent upon the execution of the License Agreement a copy of which is attached hereto as Schedule IV.   If no such agreement is executed, this agreement shall be deemed null and void and of no effect.

Fischer shall defend, indemnify, and hold Kodak, its Affiliates, and their respective agents, officers,

employees, directors, and shareholders harmless from and against any and all costs, liabilities, penalties, losses, and reasonable attorneys’ fees and costs (collectively, “Losses”) occurring on or after the Effective Date, arising from Fischer’s breach of the parties’ License Agreement of even date herewith, and from any infringement of Intellectual Property or violation of other third party rights in the course of Kodak providing Services hereunder to the extent such infringement or violation is attributable to the use of unmodified Hologic IP as authorized under the License Agreement in such performance of Services.

3.  SUB-CONTRACTING RELATIONSHIP

Kodak will not be in a position to support customers on the Effective Date of this Agreement. Training of Kodak technicians and hiring of additional resources is estimated to take at least ninety (90) days. Therefore, during the first ninety (90) days after the Effective Date, Fischer will provide labor, on a sub-contracted basis, and parts to Kodak, as requested by Kodak. The 90 days support period may be reduced to a shorter timeframe, upon written agreement of both parties. If the time period is reduced the minimums listed below will be prorated. Both parties agree that any Field Engineering hours and/or travel hours provided by Kodak in any timeframe listed below will be deducted from the minimum direct and travel hours for the period involved.

i.                 Kodak will pay Fischer for labor requested and approved by Kodak in writing at a rate of two hundred and fifty dollars ($250) per hour, but in no event for less than the monthly minimum hours described below. That hourly rate includes direct labor and travel hours that are provided to Kodak customers as documented on Kodak approved and signed call reports. Kodak approved overtime hours provided by Fischer personnel will be billed at 1.5 times the above referenced hourly rate.

a.               Every 30-calendar days, Fischer will provide Kodak with a summary invoice of the labor provided to Kodak customers.   The invoice will be audited by Kodak, and to the extent the invoice includes hours in addition to the minimum hours set forth below, such additional hours they will be added to the minimum amount set forth below and will be paid to Fischer as described below. Regardless of the hours invoiced, Kodak will authorize and will pay within 5 calendar days after receipt of the summary invoice the minimum number of service hours described below, and any additional approved hours.  All Kodak approved labor hours provided by Fischer to Kodak in excess of the minimums set forth below will be billed at a rate of one hundred and fifty dollars ($150) per hour, or 1.5 times that amount for overtime hours, if applicable.

 i.              On the 35th calendar day after the Effective Date, regardless of the number of hours actually invoiced, Kodak will pay to Fischer for a minimum of 775 direct labor and travel hours, provided Fischer has submitted a summary invoice of any labor provided by Fischer to Kodak customers, as requested and approved by Kodak.  Kodak must receive the summary invoice at least 5 calendar days prior to the payment authorization date.

ii.               On the 70th calendar day after the Effective Date, regardless of the number of hours actually invoiced, Kodak will pay to Fischer for a minimum of 625 direct labor and travel hours, provided Fischer has submitted a summary invoice of any labor provided by Fischer to Kodak customers, as requested and approved by Kodak.  Kodak must receive the summary invoice at least 5 calendar days prior to the payment authorization date.   On the 105th business day after the Effective Date, regardless of the number of hours actually invoiced, Kodak will pay to Fischer for a minimum of 375 labor hours, provided Fischer has submitted a summary invoice of any labor provided by Fischer to Kodak customers, as requested and approved by Kodak.  Kodak must receive the summary invoice at least 5 calendar days prior to the payment authorization date.

b.               Fischer will provide Kodak with any and all parts, free of charge, needed to provide support to Kodak’s customers, during this 90 day period.

c.               On the Effective Date of this Agreement Kodak will invoice Customers who receive time & material service, parts and consumable sales.

i.                  Kodak is responsible for putting place administrative procedures necessary to enable effective training of Fischer personnel to enable them to comply with Kodak terms and conditions to support Kodak invoicing.

4.  REPLACEMENT PARTS

In order to provide Fischer’s customers with an alternative parts supplier, Fischer has requested that Kodak offer replacement parts to customers that own Fischer Mammotest and SenoScan equipment. At the end of the 90 day period described in Section 3, in order to enable Kodak to provide this parts service, Fischer shall transfer their remaining service parts inventory to Kodak at no additional cost to Kodak, except that SenoScan detectors will be provided to Kodak at fair market value as set forth in Schedule III.. All parts provided will be free of all liens and encumbrances and Fischer will indemnify, defend and hold Kodak harmless from any and all claims arising from or relating to the parts, regardless of the nature of the claim, or the party bringing the claim.  All parts provided by Fischer to Kodak will be in new or equivalent to new condition and are subject to inspection before being accepted.  Attached hereto as Schedule III is an outline of the parts inventory to be transferred to Kodak and the anticipated transfer quantities. Kodak will setup these parts in its system, and either use them to provide service to users of the Products or offer them for sale to the customers, at prices to be determined by Kodak.  Fischer agrees to provide the balance of the spare parts inventory to Kodak by 03/31/06 date.

Kodak agrees, to the extent Kodak determines that it is commercially reasonable, or as otherwise limited herein, to continue to offer replacement parts to the users of the Products, even after the free inventory referenced above is depleted:

(a) As long as the parts remain available from suppliers and the business remains economically viable as solely determined by Kodak, and provided further that

(b) Kodak retains the right to declare product end of life and end of parts availability at its discretion without incurring any liability to Fischer or to Fischer’s customers.

5.KODAK RESPONSIBILITIES

Kodak will not assume any existing Fischer contracts.   Kodak will act as an authorized service provider from whom Fischer’s customers can purchase service contracts as specifically set forth in an agreement between Kodak and the customer.  Additionally, Kodak will act as a distributor of replacement parts for the parts referenced in Schedule III, in accordance with the obligations, restrictions and limitations set forth in Section 4 above.

6.TRADEMARKS

Fischer is not authorized to use or license others to use the Kodak Marks and has no rights of any kind whatsoever with respect to the Kodak Marks.

7.INDEMNITY

Fischer will indemnify, defend and hold Kodak harmless from any and all claims by any other party resulting directly or indirectly from Fischer’s equipment, acts, omissions, misrepresentations, or negligence, regardless of the form of action or arising from or relating to the Products or any Service of those Products by Fischer or Kodak.

Except for those matters for which Kodak must indemnify Fischer under subparagraph 5 below, Fischer will maintain all liability for any intellectual property infringement claims relating to the provision of services or the sale, distribution, use or purchase of any parts associated therewith.  Fischer shall indemnify, defend and hold Kodak harmless for any such claims.

Fischer shall retain all responsibility and liability for and indemnify, defend and hold Kodak harmless from any claims, which relate to:

1.               Any matter involving the Fischer employees who provide assistance on behalf of Fischer during the 90 calendar day transition period, or any services rendered by these employees, except to the extent directly attributable to Kodak’s instructions;

2.               Any breach of a Fischer service contract by Fischer;

3.               Any claims relating to the sale or delivery of parts by Fischer (which includes any failure to sell or deliver those parts), or by Kodak, to the extent such claims against Kodak relate to defects in the parts sold or delivered by Kodak which were originally provided to Kodak by Fischer; and/or;

4.               Any disputes between Fischer’s and it’s vendors, suppliers and/or customers.

5.               Kodak shall defend, indemnify, and hold Fischer, its Affiliates, and licensors (including Hologic), and their respective agents, officers, employees, directors, and shareholders harmless from and against any and all Losses from claims arising from Kodak’s Revisions and redesigns of Equipment or Parts made or commissioned by Kodak, and for injury or death of any person or persons, including employees of Kodak or its Affiliates, or for any breach of contract by Kodak, or for loss of or damage to any property arising out of or in any way relating to performance of Services by Kodak or its Affiliates or their use of the Hologic IP under this Agreement, whether or not arising in tort or occasioned by the negligence of Kodak or its Affiliates.

8.  CONFIDENTIAL INFORMATION

a.     Any information relating to Services or Equipment (as defined in the License Agreement) that is provided to Kodak hereunder in documented form, including but not limited to Licensed Software and Parts Drawings, shall be treated as confidential information of Hologic (“Hologic Confidential Information “) under this Agreement.  Except as expressly permitted herein, Kodak shall not disclose, provide or otherwise make available any item of the Hologic Confidential Information, in whole or in part, to any third party.  Kodak shall use all reasonable efforts and exert a reasonable degree of care to protect the Hologic Confidential Information, and shall provide such information only to employees, agents and contractors of Kodak and its Affiliates on a need-to-know basis who have entered into agreements to protect confidential information received in the course of work for Kodak or its Affiliates on terms at least as protective as the provisions of this Section. Any breach of the provisions of this Section by Kodak’s or its Affiliates’ employees, agents, or contractors, shall be deemed to be a breach by Kodak itself.  Kodak agrees to protect the Hologic Confidential Information with the same standard of care and procedures, but in no event less than a reasonable standard of care, which it uses to protect its own trade secrets and proprietary information of similar nature.

b.     The obligations of Kodak and its Affiliates under this Section 8 with regard to the Hologic Confidential Information shall remain in effect for so long as the Hologic Confidential Information remains confidential. Notwithstanding the foregoing, Kodak and its Affiliates shall have no obligation hereunder with respect to any information which Kodak can demonstrate:

i.             is publicly disclosed and generally available through no wrongful act of Kodak, Fischer or its Affiliates;

ii.            is rightfully received from a third party without restriction and without breach of this Agreement or the License Agreement;

iii.           was already known to Kodak or its Affiliates without obligation of confidentiality prior to its disclosure by Fischer; or

iv.           is independently developed by personnel of Kodak or its Affiliates without access to, or reliance on, Hologic Confidential Information, and without breach of the License Agreement.

Upon termination of the License Agreement, Kodak shall destroy or return to Fischer or Hologic the Licensed Software and Parts Drawings provided hereunder and any other Hologic Confidential Information provided to Kodak hereunder that is identified or labeled as the confidential or proprietary information of Hologic then in Kodak’s or its Affiliates’ possession or under their control, and certify such destruction or complete return to Fischer.

9.  GOVERNING LAW AND JURISDICTION

This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York as applied to agreements entered into between two residents of the State of New York, without regard to its conflict of laws principles.  The parties submit to the nonexclusive personal jurisdiction of, and waive any objection against, the United States District Court for the Western District of New York, and the state courts of the State of New York in Monroe County, New York.

10.  DISPUTES

10.1 In the event that a dispute arises between Kodak and Fischer, which cannot be resolved in the normal course, the following dispute resolution procedures shall be followed: if a dispute arises, then:  (a) within ten (10) business days of a written request by either party, Fischer’s and Kodak’s primary point of contact shall meet and resolve the issue; if these parties cannot resolve the issue within ten (10) business days of the meeting; then (b) the issue shall be submitted to Fischer’s designated CIO and Kodak’s Account Manager; if these parties cannot resolve the issue within fifteen (15) business days of submission to them; then (c) the issue shall be submitted for resolution to Fischer’s designated senior executive and Kodak’s designated senior executive.

10.2 Any claim, controversy, or dispute arising out of or relating to this Agreement and any other claim, controversy, or dispute between the parties shall be submitted to final and binding arbitration as the sole and exclusive remedy.  Any demand for arbitration shall be filed with the American Arbitration Association (“AAA”) office located nearest to Kodak’s principal offices.  All arbitration proceedings will be governed by the AAA commercial arbitration rules in effect on the date the demand for arbitration is filed and shall be conducted before a sole arbitrator selected in accordance with the AAA commercial arbitration rules.  The arbitrator shall apply New York law without regard to conflicts of laws principles.  Kodak and Fischer agree, prior to any arbitration proceeding, that each party may request discovery from the other party in the form of document production and depositions.

11. NOTICES

All notices in connection with this Agreement must be in writing and, if not personally delivered, be sent by first class mail or commercial courier service.  Notices will be effective on the day when delivered, addressed to the other party at the address shown below.  Facsimile notices must be accompanied by notice by mail or commercial courier.  Either party may from time to time change the address to which notices to it are to be sent by giving notice of such change to the other party.

If to Kodak:	If to Fischer:
Eastman Kodak Company	Fischer Imaging Corporation
343 State Street	12300 North Grant Street
Rochester, NY 14650-1127	Denver, Colorado 80241
Attn: Health Group Contracts	Attn: Steven L. Durnil
Fax: 585-724-4400	Fax: 303-252-4256

12. FORCE MAJEURE

Except for payments of outstanding balances when due, neither party will be liable for any damages or penalties for delay in performance when such delay is due to the elements, acts of God, acts of civil or military authority, fires or floods, epidemics, quarantine restrictions, war or riots, acts of terrorism, or other circumstances outside the reasonable control of the affected party.  If the performance of this Agreement by either party is prevented by reason of a Force Majeure event, the party whose performance is affected, upon giving prompt written notice to the other party, will be excused from such performance to the extent impacted by the Force Majeure event, provided however, that the affected party takes all reasonable steps to avoid or remove the causes of nonperformance and continues performance with dispatch whenever the causes are removed.

13. WAIVER

Failure by either party to enforce any term or condition of this Agreement will not be deemed a waiver of future enforcement of that or any other term or condition.

14. SEVERABILITY

If any term of this Agreement is held invalid or unenforceable for any reason, the remainder of the provisions will continue in effect as if this Agreement had been executed with the invalid portion eliminated.

15. HEADINGS

The various headings in this Agreement are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any section or provision hereof.

16. BINDING EFFECT

Neither party may bind the other party to any legal obligations in connection with this Agreement.  This Agreement will be binding upon, and inure to the benefit of, each of the parties and their respective successors and assigns.  This Agreement may not be construed as conferring upon any person who is not a party any rights or remedies.

17. ASSIGNMENT

The Fischer may not assign this Agreement without the prior written consent of Kodak, which consent will not be unreasonably withheld, and any attempted assignment without the prior written consent of Kodak will be void.

18. CONFLICTS IN DOCUMENTATION

In the event of a conflict in any documentation in this Agreement, the following order of precedence shall govern:  (i) subsequent, mutually agreed upon Amendments; (ii) this Agreement; (iii) Appendices; and (iv) purchase orders accepted under this Agreement.

19. COUNTERPARTS AND FACSIMILES

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original.  Facsimile signatures constitute original signatures for purposes of the execution of this Agreement.

20. ENTIRE AGREEMENT

This Agreement, the License Agreement, and the nondisclosure agreement are the entire agreement of the parties and supersede all prior agreements and understandings, whether written or oral, with respect to the subject matter of this Agreement.  This Agreement can be modified only by a written amendment executed by authorized representatives of Fischer and Kodak.

IN WITNESS WHEREOF, and intending to be legally bound, Eastman Kodak Company and   Fischer Imaging Corp. have executed this Agreement as of the day and year first above written.

Eastman Kodak Company		Fischer Imaging Corp.

By:	/s/ Kevin Hobert	By:	/s/ Steven Durnil

Name:	Kevin Hobert	Name:	Steven Durnil
	(Type or Print)		(Type or Print)

Title:	President of the Health Group	Title:	President and CEO

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